EXHIBIT 3(b)
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                          INTRUST FINANCIAL CORPORATION
                       RESTATED ARTICLES OF INCORPORATION

         We, the undersigned, incorporators, hereby associate ourselves together to form and establish a corporation FOR profit under the laws of the State of Kansas.

         FIRST: The name of the Corporation is INTRUST FINANCIAL CORPORATION, formerly First Bancorp of Kansas, Inc. originally incorporated May 28, 1971.

         SECOND: The location of its Principal Place of Business in this state is 105 North Main, Wichita, Kansas 67202.

         THIRD: The location of its registered office in Kansas is 105 North Main, Wichita, Sedgwick County, Kansas, 67202, and the resident agent in charge thereof at such address is INTRUST FINANCIAL CORPORATION.

         FOURTH: This Corporation is organized FOR profit and the nature of its business is to engage in any lawful act or activity for which corporations may be organized under the Kansas general corporation code and federal laws.

         FIFTH: The total amount of capital of this Corporation is Fifty Million ($50,000,000), and the total number of shares into which it is divided is as follows:

         10,000,000 shares of common stock, par value of Five Dollars ($5.00) each. The Corporation shall have authority to issue five million shares of non-voting, non-cumulative, preferred stock, with a par value and other designating preferences, rights, and qualifications to be determined by the Board of Directors at the time of the issuance of the preferred stock.

         SIXTH:  The term for which this Corporation is to exist is perpetual.

         SEVENTH: The Number of Directors shall be not less than three (3) with the maximum number to be determined from time to time as prescribed by the By-Laws. The Directors shall be divided into three (3) classes; the term of office of those in the first class to expire at the 1990 annual meeting; the term of office of those in the second class to expire at the 1991 annual meeting; and the term of office of those in the third class to expire at the 1992 annual meeting. At each annual election held after such classification and election, Directors shall be chosen for a full three (3) year term to succeed those whose terms expire. However, notwithstanding the foregoing, in the event two (2) Preferred Directors (as defined in Article ELEVENTH below) are elected, pursuant to the terms of Article ELEVENTH below, such Preferred Director shall only serve one-year terms and shall not be appointed to one of the three (3) classes of directors discussed above.

         EIGHTH: (a) No Director of this Corporation shall be held personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director including merger and acquisition decisions, provided that this provision shall not eliminate or limit the liability of a Director (1) for any breach of the Director's duty of loyalty to this Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under the provisions of K.S.A. 17-6424 and any amendments thereto, or (4) for any transaction from which the Director derived an improper personal benefit. In connection with merger and acquisition decisions, a Director may consider factors in addition to financial adequacy of the offered price such as the impact on employees, customers, the community, and the likelihood of shareholder approval. (b) This Article shall not eliminate or limit the liability of a Director for any act or omission occurring prior to the effective date of the Amendment adding this Article EIGHTH to the Restated Articles of Incorporation of this Corporation. (c) Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a Director of this Corporation existing at the time of such repeal or modification.

         NINTH: Any person, or such person's heir, executor or administrator may be indemnified or reimbursed by the Corporation for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which such person shall be made a party by reason of being or having been a director, officer or employee of the Corporation or of any firm, corporation or organization which such person served in any such capacity at the request of the Corporation; provided, however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which such person shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of such person's duties to the Corporation; and, provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding which has been made the subject of a compromise settlement, except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Corporation, or the Board of Directors, acting by vote of Directors not parties to the same or substantially the same action, suit or proceeding, constituting a majority of the whole number of Directors. The foregoing right of indemnification or reimbursement shall specifically include all matters arising from merger and acquisition decisions made by the director, officer or employee and shall not be exclusive of other rights to which such person, or such person's heir, executor or administrator may be entitled as a matter of law.

         The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers and other employees to the extent that such indemnification is allowed in the preceding paragraph.
Such insurance may, but need not, be for the benefit of all directors, officers or employees.

         TENTH: With respect to action on amendment to these Articles of Incorporation, on a plan of merger or share exchange, on the disposition of substantially all of the property of the Corporation, on the disposition of property by an entity controlled by the Corporation, and on the dissolution of the Corporation, the vote of two-thirds or more of the shares of each class entitled to vote in favor of such action shall be required for approval of such action.

         ELEVENTH: In the event any Distributions by INTRUST Capital Trust payable to holders of INTRUST Capital Trust Preferred Securities (the "Preferred Securities") pursuant to the terms of the Amended and Restated Trust Agreement by and between INTRUST Financial Corporation, as depositor, State Street Bank and Trust Company, as property trustee and Wilmington Trust Company, as Delaware trustee (the "Agreement") are in arrears for six (6) or more quarterly periods,
(i) the number of members of the Board of Directors of this Corporation shall be increased by two (2) (each of the additional Directors being a "Preferred Director"), effective as of the time of election of such Preferred Directors as hereinafter provided and (ii) the Preferred Securities holders (voting separately as a class) will have the exclusive right to vote for and elect such Preferred Directors at the next special or annual meeting of the stockholders of the Corporations. Each Preferred Director shall serve one-year terms on the Corporation's Board of Directors, such term to commence upon the date of their election; provided, however, that such term shall immediately terminate upon the Corporation curing the arrearage described in this Article ELEVENTH by paying or depositing with INTRUST Capital Trust a sum sufficient to pay all such arrearages. Upon the completion of a Preferred Director's one-year term, the Preferred Securities holders (voting separately as a class) shall have the right to vote for and reelect a Preferred Director or elect a successor Preferred Director. This right shall continue until the arrearages described in this Article ELEVENTH are cured by the Corporation through paying or depositing with INTRUST Capital Trust a sum sufficient to pay all such arrearages.

         Preferred Directors shall be elected by the affirmative vote or consent of the holders of at least sixty-six and two-thirds percent (66.2/3%) of all outstanding Preferred Securities. A majority of the Preferred Securities outstanding and entitled to vote on any matter shall constitute a quorum. The Preferred Securities holders (voting as a class) shall have the right to remove without cause at any time and replace any Preferred Director.


                                   CERTIFICATE

         The above Restated Articles of Incorporation restate, integrate and further amend the Restated Articles of Incorporation. The above Restated Articles of Incorporation were duly proposed by the Board of Directors on November 26, 1997, and adopted by the stockholders of the Corporation on December 9, 1997, in the manner and by the vote prescribed by K.S.A. 17-6602.

                          _________________________________
                          C.Q. Chandler, III, Chairman

             Attest:      _________________________________
                          Jay L. Smith, Secretary



State of Kansas            )
                           ) ss.
County of Sedgwick         )

         Be it remembered that before me, a Notary Public in and for the aforesaid county and state, personally appeared C.Q. Chandler, III, Chairman, and Jay L. Smith, Secretary, of INTRUST Financial Corporation, who are known to me to be the same persons who executed the foregoing certificate, and duly acknowledged the execution of the same this 15th day of December, 1997.

                                      -----------------------------------
                                      Notary Public

                  My appointment expires _____________________